EXHIBIT 99.1

Consolidated Communications Reports Third Quarter 2018 Results

  Grew commercial and carrier data and transport revenue 2.3 percent year over year
  Successfully ratified contract with union employees in Northern New England
  Increased synergy target from $55 million to $75 million
  Declared 54th consecutive quarterly dividend

MATTOON, Ill., Nov. 01, 2018 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) (the “Company”) reported results for the third quarter 2018 and will hold a conference call and simultaneous webcast to discuss its results and developments today at 10 a.m. ET.

Third quarter 2018 Consolidated Communications financial summary:

  Revenue totaled $348.1 million
  Net cash from operating activities was $69.7 million
  Adjusted EBITDA was $133.7 million
  Dividend payout ratio was 69.9 percent, impacted by increased capital expenditures during the quarter

“We continue to make steady progress growing our commercial and carrier revenues as we again experienced year over year growth of data and transport revenues,” said Bob Udell, president and chief executive officer of Consolidated Communications. “We delivered a solid quarter with improvement in data and broadband revenues and an increased synergy target which helps to offset declines in voice revenues. We are proud to annouce our 54th consecutive dividend to our shareholders.”

“We’re pleased to have secured new labor agreements with our employees in Northern New England,” added Udell. “The new agreements give us increased flexibility to improve the customer experience and better manage our costs.  As a result, we are increasing our synergy target associated with the acquisition from $55 million to $75 million.”

Financial Results for the Third Quarter

  Revenues were $348.1 million, compared to $363.3 million for the third quarter of 2017, a decrease of $15.2 million in the recent quarter. Commercial and carrier data and transport service revenue increased 2.3 percent or $2 million compared to the same period last year. Voice services revenue declined across all customer channels, accounting for $10.6 million of the revenue decline. Subsidies decreased $1.7 million during the quarter primarily due to the final CAF step down in transitional revenues, and network switched and special access revenues declined $3.1 million.
  Income from operations was $300,000, compared to a loss of $7.7 million in the third quarter of 2017. The year-over-year change is due to reductions in operating expense of $28 million, mainly from acquisition and transaction costs incurred during the third quarter of 2017, offset by the revenue decline. Income from operations was further impacted by an increase in depreciation and amortization expense of $4.7 million associated with higher capital expenditures.
  Interest expense, net was $33.5 million, compared to $36.3 million for the same period last year. The decrease was due to the recognition of a $5.8 million bridge commitment fee related to the FairPoint acquisition financing in the third quarter of 2017, offset by increases in LIBOR and costs of additional interest rate swaps put in place to maintain our fixed debt target of 75 percent.  As of Sept. 30, 2018, our weighted average cost of debt was approximately 5.5 percent.
  Cash distributions from the Company’s wireless partnerships were $8.1 million for the third quarter compared to $8.6 million for the prior year period.
  Other income, net was $9.4 million, compared to $9.3 million in the third quarter of 2017.
  On a GAAP basis, net loss was $14.8 million and GAAP net loss per share was ($0.21). Adjusted diluted net loss per share excludes certain items as outlined in the table provided in this release.  Adjusted diluted net loss per share was ($0.09) in the third quarter, compared to $0.00 for the same period last year.
  Adjusted EBITDA was $133.7 million compared to $137.4 million a year ago. The year over year change was primarily due to decreases in revenue and wireless distributions, offset by declines in operating expenses.
  The total net debt to pro forma last 12-month adjusted EBITDA ratio was 4.3x.

Cash Available to Pay Dividends, Capex

For the third quarter, cash available to pay dividends was $39.5 million, and the dividend payout ratio was 69.9 percent for the quarter and 67.1 percent year to date. At Sept. 30, 2018, cash and cash equivalents were $3.8 million.  Capital expenditures were $61.9 million for the third quarter.

Financial Guidance

The Company updated its 2018 guidance as follows:

($ in millions)	2018 Updated Guidance	2018 Previous Guidance
Cash interest expense	$123 to $128	$123 to $128
Cash income taxes/refund[1]	$1 to $3	$1 to $3
Capital expenditures[2]	$240 to $245	$235 to $240

(1) Cash income taxes primarily include local and state income taxes as federal income taxes will be shielded by existing net operating losses.
(2) Increasing capital expenditures in part due to success-based, capital projects and hurricane Michael recovery efforts.

Dividend Payments

On Oct. 29, 2018, the Company’s board of directors declared a quarterly dividend of $0.38738 per common share, which is payable on Feb. 1, 2019 to stockholders of record at the close of business on Jan. 15, 2019. This will represent the 54th consecutive quarterly dividend paid by the Company.

Conference Call Information

The Company will host a conference call and webcast today at 10 a.m. ET / 9 a.m. CT to discuss third quarter earnings and developments with respect to the Company. The live webcast and replay can be accessed from the Investor Relations section of the Company’s website at http://ir.consolidated.com. The live conference call dial-in number is 1-877-374-3981, conference ID 6283078. A telephonic replay of the conference call will be available through Nov. 8, 2018 and can be accessed by calling 1-855-859-2056, conference ID 6283078.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) is a leading broadband and business communications provider serving consumers, businesses of all sizes, and wireless companies and carriers, across a 23-state service area.  Leveraging its advanced fiber optic network spanning more than 36,000 fiber route miles, Consolidated Communications offers a wide range of communications solutions, including: data, voice, video, managed services, cloud computing and wireless backhaul. Headquartered in Mattoon, Ill., Consolidated Communications has been providing services in many of its markets for more than a century.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “cash available to pay dividends” and the related “dividend payout ratio,” “total net debt to last twelve month adjusted EBITDA coverage ratio,” “adjusted diluted net income per share” and “adjusted net income attributable to common stockholders,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income.  EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in our credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons.  Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends.  The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges.  In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in our credit agreement and to measure our ability to service and repay debt.  We present the related “total net debt to last twelve month adjusted EBITDA coverage ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings.  In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.  Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items.  We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Preliminary Pro Forma Results

Estimated pro forma results of operations presented herein gives effect to the acquisition of FairPoint Communications, Inc. as if it had occurred on Jan. 1, 2016.  The estimated pro forma results include certain accounting adjustments related to the acquisition that are expected to have a continuing impact on the combined results, including adjustments for depreciation and amortization of the acquired tangible and intangible assets , interest expense on the debt incurred to complete the acquisition and to repay certain existing indebtedness of FairPoint, the exclusion of certain acquisition related costs and the tax impact of these pro forma adjustments.  These adjustments and the related results are based on a preliminary valuation of the estimated fair value of the net assets acquired, which is subject to change upon the final assessment and such changes could be material.  The estimated pro forma information is not intended to represent or be indicative of the results of the combined company that would have been obtained had the acquisition been completed as of the dates presented and should not be taken as representative of the future consolidated results of the combined company.

Safe Harbor

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results.  There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include our ability to successfully integrate FairPoint Communications, Inc.’s operations and realize the synergies from the integration, as well as a number of factors related to our business, including economic and financial market conditions generally and economic conditions in our service areas; various risks to stockholders of not receiving dividends and risks to our ability to pursue growth opportunities if we continue to pay dividends according to the current dividend policy; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt and to pay dividends on our common stock; restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; cyber-attacks, information or security breaches or technology failure of ours or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the SEC, including our reports on Form 10-K and Form 10-Q.  Many of these circumstances are beyond our ability to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on our part.  These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated Communications Holdings, Inc. and its subsidiaries to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, we disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

Company Contact

Lisa Hood, Consolidated Communications
Phone:  (844)-909-CNSL (2675)
Lisa.hood@consolidated.com

- Tables to follow –

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)
(Unaudited)
	September 30,	December 31,
	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$3,826	$15,657
Accounts receivable, net	143,077	121,528
Income tax receivable	12,458	21,846
Prepaid expenses and other current assets	40,588	33,318
Assets held for sale	-	21,310
Total current assets	199,949	213,659

Property, plant and equipment, net	1,955,753	2,037,606
Investments	110,672	108,858
Goodwill	1,035,274	1,038,032
Customer relationships, net	245,906	293,300
Other intangible assets	11,760	13,483
Other assets	36,706	14,188
Total assets	$3,596,020	$3,719,126

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,717	$24,143
Advance billings and customer deposits	50,039	42,526
Dividends payable	27,602	27,418
Accrued compensation	62,641	49,770
Accrued interest	17,873	9,343
Accrued expense	72,838	72,041
Current portion of long-term debt and capital lease obligations	31,811	29,696
Liabilities held for sale	-	1,003
Total current liabilities	278,521	255,940

Long-term debt and capital lease obligations	2,302,795	2,311,514
Deferred income taxes	207,778	209,720
Pension and other post-retirement obligations	294,423	334,193
Other long-term liabilities	23,967	33,817
Total liabilities	3,107,484	3,145,184

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares
authorized, 71,252,576 and 70,777,354, shares outstanding
as of September 30, 2018 and December 31, 2017, respectively	713	708
Additional paid-in capital	539,897	615,662
Accumulated deficit	(36,855)	-
Accumulated other comprehensive loss, net	(21,156)	(48,083)
Noncontrolling interest	5,937	5,655
Total shareholders' equity	488,536	573,942
Total liabilities and shareholders' equity	$3,596,020	$3,719,126

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net revenues	$348,064	$363,329	$1,054,324	$703,214
Operating expenses:
Cost of services and products	152,942	148,377	457,216	290,545
Selling, general and administrative
expenses	85,544	91,098	252,290	162,982
Acquisition and other transaction costs	133	27,139	1,763	30,663
Depreciation and amortization	109,119	104,406	328,759	187,084
Income (loss) from operations	326	(7,691)	14,296	31,940
Other income (expense):
Interest expense, net of interest income	(33,524)	(36,307)	(99,079)	(99,896)
Other income, net	9,390	9,315	30,960	23,369
Loss before income taxes	(23,808)	(34,683)	(53,823)	(44,587)
Income tax benefit	(8,993)	(6,289)	(17,250)	(9,862)
Net loss	(14,815)	(28,394)	(36,573)	(34,725)

Less: net income attributable to noncontrolling interest	99	54	282	136

Net loss attributable to common shareholders	$(14,914)	$(28,448)	$(36,855)	$(34,861)

Net loss per basic and diluted common shares
attributable to common shareholders	$(0.21)	$(0.41)	$(0.53)	$(0.62)

Consolidated Communications Holdings, Inc.
Pro Forma Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Pro Forma		Pro Forma
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net revenues	$348,064	$363,329	$1,054,324	$1,104,261
Operating expenses:
Operating expenses (exclusive of depreciation
and amortization)	238,619	239,641	711,269	739,535
Depreciation and amortization	109,119	104,406	328,759	313,576
Income from operations	326	19,282	14,296	51,150
Other income (expense):
Interest expense, net of interest income	(33,524)	(30,139)	(99,079)	(89,622)
Other income, net	9,390	9,315	30,960	20,999
Loss before income taxes	(23,808)	(1,542)	(53,823)	(17,473)
Income tax benefit	(8,993)	(914)	(17,250)	(6,897)
Net loss	(14,815)	(628)	(36,573)	(10,576)
Less: net income attributable to noncontrolling interest	99	54	282	136

Net loss attributable to common shareholders	$(14,914)	$(682)	$(36,855)	$(10,712)

Net loss per basic and diluted common share
attributable to common shareholders	$(0.21)	$(0.01)	$(0.53)	$(0.15)

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
OPERATING ACTIVITIES
Net loss	$(14,815)	$(28,394)	$(36,573)	$(34,725)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	109,119	104,406	328,759	187,084
Deferred income taxes	(2,807)	4,199	(2,805)	4,221
Cash distributions from wireless partnerships in excess of/(less than) earnings	(553)	(953)	(34)	(889)
Non-cash, stock-based compensation	1,538	889	3,754	2,319
Amortization of deferred financing	1,187	7,119	3,522	15,928
Other adjustments, net	400	359	3,815	2,657
Changes in operating assets and liabilities, net	(24,404)	(55,934)	(36,402)	(51,371)
Net cash provided by operating activities	69,665	31,691	264,036	125,224
INVESTING ACTIVITIES
Business acquisition, net of cash acquired	-	(862,385)	-	(862,385)
Purchase of property, plant and equipment, net	(61,925)	(61,228)	(186,765)	(119,289)
Proceeds from sale of assets	197	195	1,640	296
Proceeds from business disposition	20,999	-	20,999	-
Proceeds from sale of investments	-	-	233	-
Net cash used in investing activities	(40,729)	(923,418)	(163,893)	(981,378)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	60,587	1,008,325	136,587	1,031,325
Payment of capital lease obligations	(3,563)	(2,370)	(9,590)	(5,363)
Payment on long-term debt	(65,174)	(62,250)	(156,350)	(89,750)
Payment of financing costs	-	(16,732)	-	(16,732)
Share repurchases for minimum tax withholding	-	-	-	(41)
Dividends on common stock	(27,602)	(27,441)	(82,621)	(66,698)
Other	-	(350)	-	(350)
Net cash used in financing activities	(35,752)	899,182	(111,974)	852,391
Net change in cash and cash equivalents	(6,816)	7,455	(11,831)	(3,763)
Cash and cash equivalents at beginning of period	10,642	15,859	15,657	27,077
Cash and cash equivalents at end of period	$3,826	$23,314	$3,826	$23,314

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Commercial and carrier:
Data and transport services (includes VoIP)	$87,633	$85,644	$261,261	$188,076
Voice services	50,091	54,270	153,574	98,495
Other	13,906	13,366	40,006	22,199
	151,630	153,280	454,841	308,770
Consumer:
Broadband (VoIP and Data)	63,865	63,893	189,521	120,582
Video services	21,790	23,342	66,689	68,760
Voice services	50,757	57,213	154,435	83,115
	136,412	144,448	410,645	272,457

Subsidies	19,189	20,933	65,423	41,897
Network access	38,147	41,262	115,200	69,953
Other products and services	2,686	3,406	8,215	10,137
Total operating revenue	348,064	363,329	1,054,324	703,214

Less operating revenues from divestitures	(466)	(1,429)	(3,337)	(1,429)
	$347,598	$361,900	$1,050,987	$701,785

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017
Commercial and carrier:
Data and transport services (includes VoIP)	$87,633	$87,603	$86,025	$86,145	$85,644
Voice services	50,091	51,322	52,161	54,137	54,270
Other	13,906	14,237	11,863	11,709	13,366
	151,630	153,162	150,049	151,991	153,280
Consumer:
Broadband (VoIP and Data)	63,865	62,545	63,111	63,052	63,893
Video services	21,790	22,065	22,834	22,646	23,342
Voice services	50,757	51,616	52,062	54,581	57,213
	136,412	136,226	138,007	140,279	144,448

Subsidies	19,189	20,979	25,255	20,375	20,933
Network access	38,147	37,338	39,715	40,243	41,262
Other products and services	2,686	2,516	3,013	3,472	3,406
Total operating revenue	348,064	350,221	356,039	356,360	363,329

Less operating revenues from divestitures	(466)	(1,417)	(1,454)	(1,355)	(1,429)
	$347,598	$348,804	$354,585	$355,005	$361,900

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net loss	$(14,815)	$(28,394)	$(36,573)	$(34,725)
Add (subtract):
Income tax benefit	(8,993)	(6,289)	(17,250)	(9,862)
Interest expense, net	33,524	36,307	99,079	99,896
Depreciation and amortization	109,119	104,406	328,759	187,084
EBITDA	118,835	106,030	374,015	242,393

Adjustments to EBITDA (1):
Other, net (2)	12,413	29,645	23,047	35,682
Investment income (accrual basis)	(8,675)	(9,594)	(28,999)	(23,068)
Investment distributions (cash basis)	8,121	8,641	28,815	22,021
Pension/OPEB expense	1,470	1,746	4,297	1,602
Non-cash compensation (3)	1,538	889	3,754	2,319
Adjusted EBITDA	$133,702	$137,357	$404,929	$280,949

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.

Consolidated Communications Holdings, Inc.
Schedule of Pro Forma Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Pro Forma		Pro Forma
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net loss	$(14,815)	$(628)	$(36,573)	$(10,576)
Add (subtract):
Income tax benefit	(8,993)	(914)	(17,250)	(6,897)
Interest expense, net	33,524	30,139	99,079	89,622
Depreciation and amortization	109,119	104,406	328,759	313,576
EBITDA	118,835	133,003	374,015	385,725

Adjustments to EBITDA (1):
Other, net (2)	12,413	2,672	23,047	5,449
Investment income (accrual basis)	(8,675)	(9,594)	(28,999)	(23,068)
Investment distributions (cash basis)	8,121	8,641	28,815	22,021
Pension/OPEB expense	1,470	1,746	4,297	7,621
Non-cash compensation (3)	1,538	889	3,754	5,305
Adjusted EBITDA	$133,702	$137,357	$404,929	$403,053

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from Adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2018	September 30, 2018

Adjusted EBITDA	$133,702	$404,929

- Cash interest expense	(32,239)	(94,272)
- Capital expenditures	(61,925)	(186,765)
- Cash income taxes	(58)	(843)

Cash available to pay dividends	$39,480	$123,049

Dividends Paid	$27,602	$82,621
Payout Ratio	69.9%	67.1%

Note: The above calculation excludes the principal payments on our debt.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

	September 30,
Summary of Outstanding Debt:	2018
Term loans, net of discount $7,335	$1,800,315
Revolving loan	16,000
Senior unsecured notes due 2022, net of discount $3,165	496,835
Capital leases	33,527
Total debt as of September 30, 2018	$2,346,677
Less deferred debt issuance costs	(12,071)
Less cash on hand	(3,826)
Total net debt as of September 30, 2018	$2,330,780

Adjusted EBITDA for the
twelve months ended September 30, 2018	$538,084	(a)

Total Net Debt to last twelve months
Adjusted EBITDA - Pro Forma	4.33x

(a) Full benefit of targeted synergies of $55.0 million are not yet fully reflected in Adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Net Income Per Share
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net loss	$(14,815)	$(28,394)	$(36,573)	$(34,725)
Transaction and severance related costs, net of tax	9,309	17,039	16,747	21,320
Storm costs, net of tax	-	-	1,723	-
Local switching support settlement, net of tax	-	-	(2,903)	-
Non-cash interest expense for swaps, net of tax	438	(10)	2,367	1,102
Tax on non-deductible transaction related costs	-	2,341	-	2,341
Tax related to acquisition	1,062	5,205	1,062	5,205
Amortization of commitment fee, net of tax	-	3,378	-	7,791
Divestiture related, tax (1)	767	-	767	-
Change in deferred tax rate, federal tax reform	(4,397)	-	(4,397)	-
Ticking fees on committed financing, net of tax	-	187	-	10,926
Non-cash stock compensation, net of tax	1,126	514	2,733	1,405
Adjusted net income (loss)	$(6,510)	$260	$(18,474)	$15,365

Weighted average number of shares outstanding	70,598	69,830	70,598	56,955
Adjusted diluted net income (loss) per share	$(0.09)	$0.00	$(0.26)	$0.27

Notes:
(1) Includes sale of Virginia properties on July 31, 2018.

Calculations above assume a 26.8% and 42.2% effective tax rate for the three months ended and 27.2% and 39.4% for the nine months ended September 30, 2018 and 2017, respectively.

Net income per share has been impacted by approximately $0.22 for the nine months ended September 30, 2018 due to increased depreciation and amortization associated with the valuation of the FairPoint assets.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	September 30,	June 30,	% Change	September 30,	% Change
	2018	2018	in Qtr	2017	YOY

Voice Connections	921,896	936,576	(1.6%)	985,814	(6.5%)

Data and Internet Connections	781,912	783,886	(0.3%)	781,070	0.1%

Video Connections	95,889	97,853	(2.0%)	105,480	(9.1%)

Business and Broadband as % of total revenue (1)	75.2%	74.5%	0.9%	74.3%	1.2%

Fiber route network miles (long-haul and metro)	36,814	36,568	0.7%	35,749	3.0%

On-net buildings	10,041	9,674	3.8%	8,782	14.3%

Consumer Customers	641,845	649,561	(1.2%)	679,165	(5.5%)

Consumer ARPU	$70.70	$69.47	1.8%	$70.47	0.3%

Notes:
(1) Business and Broadband revenue % includes: commercial/carrier, equipment sales and service, directory, consumer broadband and special access.
(2) The sale of our local exchange carrier in Virginia resulted in a reduction of approximately 4,110 voice connections, 2,900 data and Internet connections and 4,340 consumer customers in the third quarter of 2018. Prior period amounts have been adjusted to reflect the sale.